Exhbit 10.7

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

GLOBAL LONG-TERM INCENTIVE GRANT AGREEMENT

(2016-2018 Performance Cycle)

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Company”), hereby grants to the individual (the “Participant”) named in the Long-Term Incentive Grant Notice (the “Notice”) a Long-Term Incentive Grant (the “LTI Grant”) with respect to the Performance Cycle and Performance Goals set forth in the Notice, subject to the terms and provisions of the Notice, this Global Long-Term Incentive Grant Agreement, including any country-specific appendix (this “Agreement”) and the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time (the “Plan”). Unless and until the Committee determines that an Award is payable with respect to the LTI Grant, in the manner set forth in Sections 4 or 5 hereof, the Participant shall have no right to payment based on the LTI Grant. Prior to payment of an Award based on the LTI Grant, the LTI Grant represents an unsecured obligation of the Company payable, if at all, from the general assets of the Company. All references to action of or approval by the Committee shall be deemed to include action of or approval by any other person(s) to whom the Committee has delegated authority to act.

The LTI Grant is subject to the following terms and conditions (including the country-specific terms set forth in Appendix A to this Agreement):

The Participant must either execute and deliver an acceptance of the terms set forth in this Agreement or electronically accept the terms set forth in this Agreement, in the manner and within a period specified by the Committee. The Committee may, in its sole discretion, cancel the LTI Grant if the Participant fails to accept this Agreement and related documents within the specified period or using the procedures for acceptance established by the Committee.

1. Definitions. For purposes of the Plan, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. All capitalized terms used in this Agreement without definition shall have the same meaning as defined under the Plan and the Notice.

(a) Affiliate. “Affiliate” means any entity that directly or indirectly through one or more intermediaries controls or is controlled by the Company, in each case, as determined by the Committee.

(b) Disability. “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan.

(c) LTI Award Payout. “LTI Award Payout” means the number of shares of Common Stock (if the Award is settled in shares) or the amount (if the Award is settled in cash) in either case with the value determined as the product of (a) the LTI Grant Target multiplied by (b) the Performance Goal Attainment Factor (subject to the Committee’s discretion specified in Section 4(c)), and, in the case of a Participant who terminates employment before the last day of the Performance Cycle, further multiplied by (c) the Participation Period Factor.

(d) LTI Grant Target. “LTI Grant Target” means the target number of shares of Common Stock or amount set forth in the Notice.

(e) Maximum Goal Factor. “Maximum Goal Factor” means the maximum percentage set forth in the Notice.

(f) Participation Period Factor. “Participation Period Factor” means a fraction, the numerator of which is the number of months (including partial months, rounded up to the next whole month) the Participant participates during the Performance Cycle and the denominator of which is the number of months in the Performance Cycle. The Committee, in its sole discretion, may adjust the Participation Period Factor.

(g) Performance Cycle. “Performance Cycle” means the performance period set forth in the Notice over which the attainment of the Performance Goals will be measured for the purpose of determining the LTI Award Payout.

(h) Performance Goal Attainment Factor. “Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the level at which the Performance Goals have been attained as determined by the Committee.

(i) Qualified Performance-Based Compensation. “Qualified Performance-Based Compensation” means any compensation that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(j) Retirement. “Retirement” means, unless otherwise determined by the Committee, in its sole discretion, the termination of employment on or after the date the Participant is age 55 or older with at least ten (10) or more years of active continuous employment with the Mondelēz Group.

2. Incorporation of Terms of Plan. The LTI Grant is subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control except as otherwise expressly set forth in this Agreement.

3. Vesting and Forfeiture.

(a) Vesting. Except as expressly provided in this Agreement, if the Committee determines that the Performance Goals for the Performance Cycle have been met and the other terms and conditions set forth in the Plan have been satisfied, an Award will be made to the Participant based on the Participant’s LTI Award Payout. Except as otherwise provided in Section 3(b)(i) and Section 5 below, in the case of an LTI Grant that is intended to constitute Qualified Performance-Based Compensation, no Award will be payable unless and until the Committee has certified in writing whether and the extent to which the Performance Goals for the Performance Cycle have been attained.

(b) Forfeiture. Except as expressly provided in this Agreement, if the Participant has not been continuously and actively employed with a member of the Mondelēz Group that employs the Participant (the “Employer”), from the date of the Notice through the last date of the Performance Cycle or if the Participant is not an employee in good standing with the Employer on the date of payment described in Section 4(a) hereof, the LTI Grant will be forfeited immediately and without any further action by the Company or the Committee. For purposes of the preceding sentence, the Participant will not be considered to be continuously and actively employed with the Employer once he or she has stopped providing services, notwithstanding any notice period mandated under the employment laws of the country where the Participant resides (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws of the country where the Participant resides), unless otherwise determined by the Company on a country-by-country basis. Unless otherwise determined by the Committee, a leave of absence shall not constitute a termination of continuous service. The Committee has the exclusive discretion to determine when a Participant is no longer actively employed for purposes of the LTI Grant, subject to compliance with Section 409A of the Code.

(i) Death/Disability. If the Participant dies or terminates active employment with the Mondelēz Group due to Disability, an LTI Award Payout will be made to the Participant calculated by using a Performance Goal Attainment Factor equal to 100%, subject to compliance with the payment timing provisions set forth in Section 4(a)(iii) hereof.

(ii) Retirement. If a Participant terminates active employment with the Mondelēz Group prior to the potential payment of an Award as a result of the Participant’s Retirement and the LTI Grant is not otherwise accounted for, or included in, the Participant’s severance or retirement arrangement with the Mondelēz Group and the Participant timely executes a general release and waiver of claims in a form and manner determined by the Company in its sole discretion, then, unless otherwise determined by the Committee, the Participant shall retain a prorated portion of the LTI Grant with a potential Award payable based on actual attainment of the Performance Goals at the same time an Award (if any) is payable to other participants for the Performance Cycle. The proration of the LTI Grant will be calculated by applying the Participant’s Participation Period Factor as determined in the sole discretion of the Committee, subject to compliance with the payment timing provisions set forth in Section 4 hereof. Notwithstanding the above, if the Committee receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment on Retirement described in this section that applies to the LTI Grant being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of the termination and the LTI Grant will be treated as it would under the rules that apply if the Participant’s employment is terminated for reasons other than Retirement, death or disability.

4. Payment.

(a) Form and Time of Payment.

(i) Form of Payment. Subject to the terms of the Plan, the Notice and this Agreement, and except as otherwise expressly provided and subject to the terms of this Agreement (including Appendix A hereto), any Award that becomes payable in accordance with Section 3 hereof shall be paid in whole shares of Common Stock, which shall be issued in book-entry form, registered in the Participant’s name. In the event the LTI Award Payout results in less than a whole number of shares of Common Stock, the LTI Award Payout shall be rounded up to the next whole share of Common Stock (no fractional shares of Common Stock shall be issued in payment of an Award).

(ii) Certification; Performance Goal Attainment Factor Determination. Following the completion of the Performance Cycle and, subject to Section 3(b)(i) and Section 5 hereof, prior to the payment of an Award, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Cycle and shall determine the Performance Goal Attainment Factor with respect to the Award.

(iii) Payment Timing. Except as otherwise provided in the following sentence, the LTI Award Payout shall be paid as soon as practicable following the date the Committee certifies that the Performance Goals for the Performance Cycle have been attained and determines an LTI Grant has vested and is payable for the Performance Cycle, but in no event later than March 15 of the taxable year following the end of the Performance Cycle, including upon a Participant’s Retirement. An Award that becomes payable under Section 3(b)(i) hereof in connection with a Participant’s death or termination resulting from Disability shall be paid within 75 days following the Participant’s death or termination of employment, as applicable, but in any event no later than March 15 following the year of death or termination from Disability.

(b) Conditions to Payment of an Award. Notwithstanding any other provision of this Agreement (including without limitation Section 3(a) hereof):

(i) The Award shall not become payable to the Participant or his or her legal representative unless and until the Participant or his or her legal representative shall have satisfied all applicable withholding obligations for Tax-Related Items (as defined in Section 8 below), if any, in accordance with Section 8 hereof.

(ii) The Company shall not be required to issue or deliver any certificate or certificates (whether in electronic or other form) for any shares of Common Stock in payment of the Award prior to the fulfillment of all of the following conditions: (A) the admission of the Common Stock to listing on all stock exchanges on which the Common Stock is then listed, (B) the completion of any registration or other qualification of the Common Stock under any state or federal law or under rulings or regulations of the Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Common Stock is not so registered, a determination by the Company that the issuance of the Common Stock would be exempt from any such registration or qualification requirements, (C) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the Award becomes payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A of the Code.

(c) Payment Amount. If the LTI Grant is intended to constitute Qualified Performance-Based Compensation, the Committee shall have the right, in its sole discretion, to reduce the Performance Goal Attainment Factor (resulting in the reduction or elimination (including to zero), but not an increase, in the amount otherwise payable under the LTI Grant) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. If the LTI Grant is not intended to constitute Qualified Performance-Based Compensation, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the LTI Grant) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle. Anything to the contrary in the foregoing notwithstanding, in no event shall any such reduction or elimination of the amount payable under an LTI Grant contemplated in the foregoing sentences increase the amount payable under an LTI Grant that is intended to constitute Qualified Performance-Based Compensation.

5. Treatment Upon a Change in Control.

(a) Grants under the Plan Are Assumed. Notwithstanding anything contained herein to the contrary or Section 6(a) of the Plan, upon a Change in Control, the LTI Grant shall be converted to cash, regardless of actual or projected performance, equal in value to the product of (a) the target number of shares of Common Stock specified in the LTI Grant Target multiplied by (b) the closing share price of the Common Stock on last trading day immediately preceding the closing date of the Change in Control (the “Change in Control Value”). For the avoidance of doubt, if the LTI Grant Target is denominated in cash only, then the Change in Control Value will equal the dollar amount of the LTI Grant Target. Following the Change in Control, if outstanding Grants other than Incentive Awards under the Plan are assumed or replaced in accordance with Section 6(a)(i) of the Plan, then so long as the Participant remains employed with the Mondelēz Group (or any successor entity thereto), the Change in Control Value and any accrued but unpaid dividend equivalents through the date of the Change in Control will be paid to the Participant within 60 days following the last day of the Performance Cycle; provided, however, if the Participant’s employment with, or performance of services for, the Mondelēz Group (or any successor entity thereto) is terminated by the Mondelēz Group (or any successor entity thereto) for any reasons other than Cause within the two-year period commencing on the Change in Control, then the Participant will receive a pro rata payment within 60 days following termination equal to the product of (a) the Change in Control Value multiplied by (b) a fraction whereby the numerator is the number of days completed in the applicable Performance Cycle and the denominator of which is the total number of days in the Performance Cycle, plus any accrued but unpaid dividend equivalents through the date of the Change in Control. For the avoidance of doubt, if the Participant is eligible to participate in the Mondelēz International, Inc. Change in Control Plan for Key Executives, this Section 5(a) will only apply if the Participant does not terminate employment with the Mondelēz Group (or any successor entity thereto) during the Performance Cycle related to the LTI Grant. If the Participant is eligible to participate in the Mondelēz International, Inc. Change in Control Plan for Key Executives and terminates employment with the Mondelēz Group (or any successor entity thereto) during the Performance Cycle, then payment will be made in accordance with the Mondelēz International, Inc. Change in Control Plan for Key Executives.

(b) Grants under the Plan Are Not Assumed. If outstanding Grants other than Incentive Awards under the Plan are not assumed or replaced in accordance with Section 6(a)(i) of the Plan, then the Participant will receive a pro rata cash payment immediately following the Change in Control equal to the product of (a) the Change in Control Value multiplied by (b) a fraction whereby the numerator is the number of days completed in the applicable Performance Cycle and the denominator of which is the total number of days in the Performance Cycle, plus any accrued but unpaid dividend equivalents through the date of the Change in Control.

6. Restrictions and Covenants.

(a) In addition to such other conditions as may be established by the Company or the Committee, in consideration for making a Grant under the terms of the Plan, the Participant agrees and covenants as follows for a period of twelve (12) months following the date of the Participant’s termination of employment from the Mondelēz Group:

1.	to protect the Mondelēz Group’s legitimate business interests in its confidential information, trade secrets and goodwill, and to enable the Mondelēz Group’s ability to reserve these for the exclusive knowledge and use of the Mondelēz Group, which is of great competitive importance and commercial value to the Mondelēz Group, the Participant, without the express written permission of the Executive Vice President of Human Resources of the Company, will not engage in any conduct in which the Participant contributes his/her knowledge and skills, directly or indirectly, in whole or in part, as an executive, employer, employee, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as the Mondelēz Group, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service the Participant has reason to know has been under development by the Mondelēz Group during the Participant’s employment with the Mondelēz Group). The Participant will not engage in any activity that may require or inevitably require the Participant’s use or disclosure of the Mondelēz Group’s confidential information, proprietary information and/or trade secrets;

2.	to protect the Mondelēz Group’s investment in its employees and to ensure the long-term success of the business, the Participant, without the express written permission of the Executive Vice President of Human Resources of the Company, will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Mondelēz Group; and

3.	to protect the Mondelēz Group’s investment in its development of good will and customers and to ensure the long-term success of the business, the Participant will not directly or indirectly solicit (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message, SMS text messaging and social media) or attempt to directly or indirectly solicit, contact or meet with the current or prospective customers of the Mondelēz Group for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Mondelēz Group.

The provisions contained herein in Section 6 are not in lieu of, but are in addition to the continuing obligation of the Participant (which the Participant acknowledges by accepting any Grant under the Plan) to not use or disclose the Mondelēz Group’s trade secrets or Confidential Information known to the Participant until any particular trade secret or Confidential Information becomes generally known (through no fault of the Participant), whereupon the restriction on use and disclosure shall cease as to that item. For purposes of this agreement, “Confidential Information” includes, but is not limited to, certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material which are the property of the Mondelēz Group. The Participant understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) A main purpose of the Plan is to strengthen the alignment of long-term interests between participants and the Mondelēz Group by providing an ownership interest in the Company, and to prevent former employees whose interests become adverse to the Company from maintaining that ownership interest. By acceptance of any Grant (including the LTI Grant) under the Plan, the Participant acknowledges and agrees that if the Participant breaches any of the covenants set forth in Section 6(a):

1.	all unvested or unearned Grants (including any unearned portion of the LTI Grant) shall be immediately forfeited;

2.	the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Grants at any time if the Participant is not in compliance with all terms and conditions set forth in the Plan and this Agreement including, but not limited to, Section 6(a);

3.

the Participant shall repay to the Mondelēz Group the net proceeds of any Plan benefit that occurs at any time after the earlier of the following two dates: (i) the date twelve months immediately preceding any such violation; or (ii) the date six (6) months prior to the Participant’s termination of employment with the Mondelēz Group. The Participant shall repay to the Mondelēz Group the net proceeds in such a manner and on such terms and conditions as may be required by the Mondelēz Group, and the Mondelēz Group shall be entitled to set-off against the amount of any such net proceeds any amount owed to the

Participant by the Mondelēz Group, to the extent that such set-off is not inconsistent with Section 409A of the Code or other applicable law. For purposes of this Section, net proceeds shall mean the fair market value of the shares of Common Stock less any Tax-Related Items; and

4.	the Mondelēz Group shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security as the Participant acknowledges that such breach would cause the Mondelēz Group to suffer irreparable harm. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c) If any provision contained in this Section 6 shall for any reason, whether by application of existing law or law which may develop after the Participant’s acceptance of a Grant under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, the Participant agrees to join the Mondelēz Group in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

7. Clawback Policy/Forfeiture. The Participant understands and agrees that in the Committee’s sole discretion, the Company may cancel all or part of the LTI Grant or require repayment by the Participant to the Company of all or part of any LTI Award Payout underlying any vested LTI Grant pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company, including a violation of Section 6 above, from time to time. In addition, any payments or benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is listed or traded, as may be in effect from time to time.

8. Withholding Taxes. The Participant acknowledges that regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer, in their discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the LTI Grant, including the vesting or payment of any Award relating to the LTI Grant, the receipt of any dividends or cash payments in lieu of dividends, or the subsequent sale of shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the LTI Grant or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to any Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the vesting or payment of any Award relating to the LTI Grant or sale of shares of Common Stock issued pursuant to the Award, as the case may be, by deducting the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items withholding due from the LTI Award Payout or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of shares of Common Stock as described herein, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock due to the Participant at vesting, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of such Tax-Related Items withholding.

The Company is also authorized to satisfy the actual Tax-Related Items arising from the vesting or payment of any Award relating to the LTI Grant, the sale of shares of Common Stock issued pursuant to the Award or hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received by the Participant. Such open-market sale is on the Participant’s behalf and at the Participant’s direction pursuant to this authorization without further consent.

Furthermore, the Company and/or the Employer are authorized to satisfy all Tax-Related Items arising from the vesting or payment of any Award relating to the LTI Grant, or sale of shares issued pursuant to the Award, as the case may be, by withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer.

If the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant may elect the form of withholding in advance of any Tax-Related Items withholding event, and in the absence of the Participant’s election, the Company will deduct the number of shares of Common Stock having an aggregate value equal to the amount of Tax-Related Items due from the LTI Award Payout, or the Committee may determine that a particular method be used to satisfy any Tax Related Items.

Shares of Common Stock deducted from the LTI Award Payout in satisfaction of any Tax-Related Items shall be valued at the Fair Market Value of the Common Stock received in payment of the Award on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws. If the Participant is covered by a Company tax equalization policy, the Participant also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

Depending upon the withholding method, the Company may withhold or account for Tax-Related Items and any theoretical taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent shares of Common Stock.

Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Stock if the Participant fails to comply with his or her Tax-Related Items obligations.

9. Nature of the Grant. By participating in the Plan and in exchange for receiving the LTI Grant, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the LTI Grant is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of LTI Grants, even if LTI Grants have been made in the past;

(c) all decisions with respect to future LTI Grants, if any, will be at the sole discretion of the Committee;

(d) the Participant’s participation in the Plan is voluntary;

(e) the LTI Grant and the shares of Common Stock subject to the LTI Grant are not intended to replace any pension rights or compensation;

(f) the LTI Grant and the shares of Common Stock subject to the LTI Grant and the income and the value of the same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted;

(h) unless otherwise agreed with the Company, the LTI Grant and the shares of Common Stock underlying the LTI Grant, and the income and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any entity of the Mondelēz Group; and

(i) the following provisions apply only if the Participant is providing services outside the United States:

(i) the LTI Grant and the shares of Common Stock subject to the LTI Grant are not part of normal or expected compensation or salary for any purpose;

(ii) neither the Company, the Employer nor any other member of the Mondelēz Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the LTI Grant or any shares of Common Stock delivered to the Participant upon vesting of the LTI Grant or of any proceeds resulting from the Participant’s sale of such shares; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the LTI Grant resulting from the failure to reach Performance Goals or termination of the Participant’s employment or other service relationship by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of his or her employment agreement, if any), and in consideration of the LTI Grant to which the Participant is otherwise not entitled, the Participant agrees not to institute any claim against the Mondelēz Group, waives his or her ability, if any, to bring any such claim, and releases the Mondelēz Group from any such claims. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other LTI Grant materials (“Data”) by and among the Mondelēz Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Mondelēz Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all LTI Grants or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to UBS Financial Services, Inc. (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, KPMG LLP or such other public accounting firm that may be engaged by the Company in the future. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, UBS, PricewaterhouseCoopers LLP and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant an LTI Grant or other equity awards or administer or maintain such Grants. The Participant also understands that the Company has no obligation to substitute other forms of Grants or compensation in lieu of the LTI Grant as a consequence of the Participant’s refusal or withdrawal of his or her consent. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

11. Nontransferability of LTI Grant. The LTI Grant or the interests or rights therein may not be transferred in any manner other than by will or by the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, in violation of the provisions herein, the LTI Grant shall immediately become null and void and any rights to receive a payment under the LTI Grant shall be forfeited.

12. Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable hereunder unless and until certificates representing such Common Stock (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Common Stock and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Common Stock. Notwithstanding the foregoing, in accordance with Section 9 of the Plan, the Company may pay dividend equivalents on the outstanding LTI Grant subject to such restrictions and conditions as the Committee may establish.

13. Adjustments. For LTI Grants that are intended to constitute Qualified Performance-Based Compensation, the Performance Goals, as well as the manner in which the LTI Award Payout is calculated is subject to adjustment as provided in Section 5(d) of the Plan and the Notice. For LTI Grants not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to one or more of the Performance Goals, as well as the manner in which the LTI Award Payout is calculated, as the Committee in its sole discretion deems appropriate. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

14. NO GUARANTEE OF CONTINUED EMPLOYMENT. THE PARTICIPANT HEREBY ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE LTI GRANT PURSUANT TO THE PROVISIONS OF THE PLAN AND THIS AGREEMENT IS EARNED ONLY IF THE PERFORMANCE GOALS ARE ATTAINED AND THE OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THE PLAN ARE SATISFIED AND BY THE PARTICIPANT CONTINUING TO BE EMPLOYED (SUBJECT TO THE PROVISIONS OF SECTION 3(b) HEREOF) AT THE WILL OF THE EMPLOYER (AND NOT THROUGH THE ACT OF BEING EMPLOYED BY THE EMPLOYER, BEING GRANTED AN LTI GRANT, OR RECEIVING COMMON STOCK HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE RIGHT TO EARN A PAYMENT UNDER THE LTI GRANT SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT DURING THE PERFORMANCE CYCLE, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE AND IN ACCORDANCE WITH APPLICABLE EMPLOYMENT LAWS OF THE COUNTRY WHERE THE PARTICIPANT RESIDES OR BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICE CONTRACT WITH THE EMPLOYER.

15. Entire Agreement; Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except as provided in the Notice, the Plan or this Agreement or by means of a writing signed by the Company and the Participant. Nothing in the

Notice, the Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of the Commonwealth of Virginia, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of the Commonwealth of Virginia to the rights and duties of the parties. Unless otherwise provided in the Notice, the Plan or this Agreement, the Participant is deemed to submit to the exclusive jurisdiction of the Commonwealth of Virginia, U.S.A., and agrees that such litigation shall be conducted in the courts of Henrico County, Virginia, or the federal courts for the United States for the Eastern District of Virginia.

16. Conformity to Securities Laws. The Participant acknowledges that the Notice, the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Notice, the Plan and this Agreement shall be administered, and the LTI Grant is made, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Notice, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

17. Administration and Interpretation. The terms and provisions of the Plan (a copy of which will be made available online or furnished to the Participant upon written request to the Office of the Corporate Secretary, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015. U.S.A.) are incorporated herein by reference. To the extent any provision in the Notice or this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern except as otherwise expressly set forth in this Agreement. The LTI Grant, the vesting of the LTI Grant and any issuance of Common Stock upon payment of the LTI Grant are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended from time to time. Any question or dispute regarding the administration or interpretation of the Notice, the Plan Agreement and this Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons.

18. Headings. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the LTI Grant for construction or interpretation.

19. Notices. Any notice required or permitted hereunder shall be (i) given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party or (ii) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and shall be deemed effectively given upon such delivery. Any documents required to be given or delivered to the Participant related to current or future participation in the Plan may also be delivered through electronic means as described in Section 26 below.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

21. Severability. Whenever feasible, each provision of the Notice, this Agreement and the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision in the

Notice, the Plan or this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Notice, the Plan or this Agreement.

22. Code Section 409A. This LTI Grant is intended to be exempt from Section 409A of the Code and shall be interpreted, operated and administered in a manner consistent with such intent. This Agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement or the Plan shall provide a basis for any person to take action against the Mondelēz Group based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the LTI Grant made hereunder, and Mondelēz Group shall not under any circumstances have any liability to any participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

23. No Advice Regarding LTI Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of any shares of Common Stock issued in payment of the LTI Grant. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

24. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. Appendix. Notwithstanding any provisions in this Agreement, the LTI Grant shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

26. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan or on the LTI Grant and on any shares of Common Stock issued in payment of the LTI Grant, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28. Insider Trading/Market Abuse Laws. The Participant acknowledges that the Participant is subject to insider trading and/or market abuse laws, which affect the Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times as the Participant is considered to have “material nonpublic information” or “inside information” (as defined by the laws in the Participant’s country). The Participant also acknowledges that the Participant is subject to the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. The Participant acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and is hereby advised to speak to his or her personal advisor on this matter.

29. Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

30. Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant or any other participant of the Plan.

***

The Participant acknowledges that the Participant has reviewed the Plan, the Notice and this Agreement (including any appendices hereto) in their entirety and fully understands their respective provisions. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Notice or this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date of the Notice.

MONDELĒZ INTERNATIONAL, INC.

/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary

APPENDIX A

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

ADDITIONAL TERMS AND CONDITIONS OF THE

GLOBAL LONG-TERM INCENTIVE GRANT AGREEMENT

TERMS AND CONDITIONS

This Appendix A includes additional terms and conditions that govern the LTI Grant to the Participant under the Plan if he or she is in one of the countries listed below at the time the LTI Grant is made. Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Participant vests in the LTI Grant or sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the LTI Grant is made, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

ARGENTINA

TERMS AND CONDITIONS

Restrictions and Covenants. Notwithstanding anything to the contrary in the Agreement, Section 6 of the Agreement will not apply to Argentinian Participants.

NOTIFICATIONS

Type of Offering. Neither the LTI Grant nor the issuance of shares of Common Stock thereunder constitutes a public offering. The offering of the Plan is a private placement and is not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. If the Participant transfers proceeds from the sale of Common Stock or the receipt of any dividends paid on Common Stock into Argentina within 10 days of the sale or receipt (i.e., if the proceeds have not been held in a U.S. bank or brokerage account for at least 10 days prior to transfer), the Participant must deposit 30% of the sale proceeds into a non-interest bearing account in Argentina for 365 days. If the Participant has satisfied the 10 day holding obligation, the Argentine bank handling the transaction may request certain documentation in connection with the Participant’s request to transfer sale proceeds into Argentina, including evidence of the sale and proof of the source of funds used to purchase the shares of Common Stock. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the transfer amount be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the LTI Grant.

Foreign Asset/Account Reporting Information. The Participant must report holdings of any equity interest in a foreign company (e.g., shares of Common Stock acquired under the Plan) on his or her annual tax return each year.

AUSTRALIA

TERMS AND CONDITIONS

Australian Offer Document. The Participant’s right to participate in the Plan and receive the LTI Grant under the Plan is subject to the terms and conditions as stated in the offer document, the Plan and the Agreement.

No payment constituting breach of law in Australia. Notwithstanding anything else in the Plan or the Agreement, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Retirement. The following provision replaces Section 3(b)(ii) of the Agreement:

(ii) If a Participant terminates active employment with the Mondelēz Group more than six (6) months after the start of the Performance Cycle but prior to the potential payment of an Award as a result of the Participant’s Retirement and the LTI Grant is not otherwise accounted for, or included in, the Participant’s severance or retirement arrangement with the Mondelēz Group and the Participant timely executes a general release and waiver of claims in a form and manner determined by the Company in its sole discretion, then, unless otherwise determined by the Committee, the Participant shall retain a prorated portion of the LTI Grant with a potential Award payable based on actual attainment of the Performance Goals at the same time an Award (if any) is payable to other participants for the Performance Cycle. The proration of the LTI Grant will be calculated by applying the Participant’s Participation Period Factor as determined in the sole discretion of the Committee, subject to compliance with the payment timing provisions set forth in Section 4 hereof.

Notwithstanding the above, if the Committee receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment on Retirement described in this section that applies to the LTI Grant being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of the termination and the LTI Grant will be treated as it would under the rules that apply if the Participant’s employment is terminated for reasons other than Retirement, death or disability.

AUSTRIA

NOTIFICATIONS

Exchange Control Information. If the Participant holds shares of Common Stock acquired under the Plan outside Austria, the Participant must submit a report to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares as of any given quarter meets or exceeds €30,000,000; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter and (ii) on an annual basis if the value of the shares as of December 31 meets or exceeds €5,000,000; the deadline for filing the annual report is January 31 of the following year.

When the Participant sells shares of Common Stock acquired under the Plan, the Participant may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

NOTIFICATIONS

Foreign Asset/Account Reporting Information. The Participant is required to report any taxable income attributable to the LTI Grant on his or her annual tax return. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Participant should consult a personal tax advisor with respect to the applicable reporting obligations.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By participating in the Plan and receiving the LTI Grant, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the LTI Grant and the payout or sale of any shares of Common Stock acquired under the Plan.

Labor Law Acknowledgment. The Participant agrees, for all legal purposes, (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the shares of Common Stock associated with the vesting of the LTI Grant, if any, is not part of the Participant’s remuneration from employment.

NOTIFICATIONS

Exchange Control Information. If the Participant holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Common Stock acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

Tax on Financial Transaction (IOF). Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.

CANADA

TERMS AND CONDITIONS

Form of Payment. LTI Grants to employees resident in Canada shall be paid in shares of Common Stock only.

Termination of Employment. The following provision supplements Section 3(b) of the Agreement.

The Participant’s employment with the Mondelēz Group shall be deemed to be terminated and vesting will terminate effective as of the date that is the earliest of: (1) the date the Participant’s employment with the Mondelēz Group is terminated, (2) the date the Participant receives notice of termination of employment from the Mondelēz Group, or (3) the date the Participant is no longer actively employed or rendering services to the Mondelēz Group; regardless of the reason for such termination and whether or not later found to be invalid or in breach of any applicable law, including Canadian provincial employment law (including but not limited to statutory law, regulatory law and/or common law) or the terms of the Participant’s employment or service agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed or providing services and the termination date for purposes of the Agreement.

The following provisions apply for Participants resident in Quebec:

Data Privacy Notice and Consent. The following provision supplements Section 10 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Mondelēz Group and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Mondelēz Group to record such information and to keep such information in his or her employee file.

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

NOTIFICATIONS

Securities Law Information. The Participant is permitted to sell shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of shares takes place outside Canada through the facilities of a stock exchange on which the shares are listed (i.e., the NASDAQ Global Select Market).

Foreign Asset/Account Reporting Information. The Participant is required to report any foreign property annually on Form T1135 (Foreign Income Verification Statement) if the total value of the Participant’s foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year. Foreign property includes shares of Common Stock acquired under the Plan and may include the LTI Grant. The LTI Grant must be reported—generally at a nil cost—if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB would normally equal the fair market value of the shares of Common Stock at vesting for the LTI Grant, but if the Participant owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. It is the Participant’s responsibility to comply with applicable reporting obligations.

CHINA

TERMS AND CONDITIONS

The following provisions apply to Participants who are People’s Republic of China nationals working in China, as well as to any individuals who are otherwise subject to applicable exchange controls, as determined by the Company:

Time and Form of Payment. Due to legal restrictions in China, the LTI Award Payout may be made to the Participant in cash, rather than shares of Common Stock as stated in Section 4(a) of the Agreement. If shares of Common Stock are issued upon payment of the LTI Grant, in the Company’s sole discretion, the shares may be required to be immediately sold. Thus, as a condition of the LTI Grant, the Participant agrees to the immediate sale of any shares of Common Stock issued to Participant upon payment and settlement of the LTI Grant. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with any mandatory sale of such shares of Common Stock (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such shares. Upon any such sale of the shares, the proceeds, less any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Participant acknowledges that he/she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Appendix A.

Exchange Control Restrictions. The Participant understands and agrees that, due to exchange control laws in China, he or she will be required to immediately repatriate to China the cash proceeds from the sale of shares of Common Stock acquired under the LTI Grant. The Participant further understands that, under local law, such repatriation of the cash proceeds will be effected through a special exchange control account established by a member of the Mondelēz Group and the Participant hereby consents and agrees that the proceeds from the sale of shares of Common Stock acquired under the LTI Grant will be transferred to such special account prior to being delivered to him or her. The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant acknowledges that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be delivered to this account. If the proceeds are converted to local currency, the Participant acknowledges that the Mondelēz Group is under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear any currency fluctuation risk between the date the shares of Common Stock acquired from the LTI Grant are sold and the time that (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and (ii) net proceeds are converted to local currency and distributed to the Participant. The Participant acknowledges that the Mondelēz Group will not be held liable for any delay in delivering the proceeds to the Participant. The Participant agrees to sign any agreements, forms and/or consents that may be requested by the Company or the Company’s designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. For shares issued under the Plan, these additional requirements may include, but are not limited to, a requirement to maintain any shares of Common Stock acquired under the Plan in an account with a Company-designated broker and/or to sell any shares of Common Stock that the Participant receives immediately upon issuance (as described above) or upon termination of the Participant’s service with the Mondelēz Group.

Foreign Asset/Account Reporting Information. Chinese residents may be required to report to the SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents.

COLOMBIA

TERMS AND CONDITIONS

Labor Law Acknowledgement. The Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant’s “salary” for any legal purpose. Therefore, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

NOTIFICATIONS

Securities Law Information. The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. Investments in assets located outside Colombia (including shares of the Company’s Common Stock) are subject to registration with the Central Bank (Banco de la República) if the aggregate value of the investments is US$500,000 or more (as of December 31 of the applicable calendar year). Further, upon the sale of shares that the Participant has registered with the Central Bank, the Participant must cancel the registration by March 31 of the following year. The Participant may be subject to fines for failing to cancel the registration.

FRANCE

TERMS AND CONDITIONS

Consent to Receive Information in English. By participating in the Plan and receiving the LTI Grant, the Participant confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant cette LTIP recompense, le Participant confirme avoir lu et compris le Plan et le Contrat y relatif, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If the Participant holds shares of Common Stock outside France or maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.

GERMANY

TERMS AND CONDITIONS

Retirement. The following provision replaces Section 1(j) of the Agreement:

Retirement. “Retirement” means, unless otherwise determined by the Committee in its sole discretion, retirement from active employment under a pension plan of the Mondelēz Group, an employment contract with any member of the Mondelēz Group, or a local labor contract, on or after the date specified as normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service).

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.

INDIA

TERMS AND CONDITIONS

Exchange Control Restrictions. If the LTI Grant vests and shares of Common Stock are issued to the Participant, the Participant must repatriate any cash dividends paid on shares of Common Stock within one-hundred eighty (180) days and all proceeds received from the sale of shares of Common Stock to India within ninety (90) days of receipt. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. The Participant is required to declare foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

INDONESIA

NOTIFICATIONS

Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities on an online monthly report no later than the fifteenth day of the following month.

In addition, if the Participant remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank Indonesia for statistical reporting purposes. Although the bank through which the transaction is made is required to make the report, the Participant must complete a “Transfer Report Form.”

ITALY

TERMS AND CONDITIONS

Data Privacy Notice. The following provision replaces in its entirety Section 10 of the Agreement:

The Participant understands that the Mondelēz Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Mondelēz Group, details of all LTI Grants or other entitlement to shares of Common Stock granted, awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Participant also understands that providing the Company with Data is necessary for the performance of the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Mondelēz International, Inc., with registered offices at Three Parkway North, Deerfield, Illinois 60015, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is, Mondelēz Italia S.r.L. Via Nizzoli, 3, Milano, Italy 20147.

The Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Data may also be transferred to the Company’s stock plan service provider, UBS Financial Services, Inc. or such other administrator that may be engaged by the Company in the future. The Participant understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, KPMG LLP or such other public accounting firm that may be engaged by the Company in the future. The Participant further understands that the Mondelēz Group will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan, and that the Mondelēz Group may further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired at vesting of the LTI Grant. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data-processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations,

does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, correct or terminate, for legitimate reason, the Data processing. Furthermore, the Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.

Plan Document Acknowledgment. In participating in the Plan and receiving the LTI Grant, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 3 on Vesting and Forfeiture; Section 4 on Payment; Section 5 on Treatment Upon a Change of Control; Section 6 on Restrictions and Covenants; Section 8 on Withholding Taxes; Section 9 on the Nature of the Grant; Section 11 on Nontransferability of LTI Grant; Section 14 on No Guarantee of Continued Employment; Section 15 on Entire Agreement; Governing Law; Section 16 on Conformity to Securities Laws; Section 24 on Language; Section 26 on Electronic Delivery and Acceptance; Section 27 on Imposition of Other Requirements; Section 28 on Insider Trading/Market Abuse Laws; Section 30 on Waiver; and the Data Privacy Notice included in this Appendix A.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, shares of Common Stock, LTI Grants) which may generate income taxable in Italy are required to report such on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, shares of Common Stock, LTI Grants), are beneficial owners of the investment pursuant to Italian money laundering provisions.

Foreign Financial Assets Tax. The fair market value of any shares of Common Stock held outside Italy is subject to a foreign assets tax. The fair market value is considered to be the value of the shares on the NASDAQ Global Select Market on December 31 of each year or on the last day the Participant held the shares (in such case, or when the shares of Common Stock are acquired during the course of the year, the tax is levied in proportion to the actual days of holding over the calendar year). The Participant should consult with his or her personal tax advisor about the foreign financial assets tax.

JAPAN

NOTIFICATIONS

Exchange Control Information. If the Participant acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside Japan as of December 31st (including any shares of Common Stock acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to include details of any outstanding LTI Grant, shares of Common Stock or cash held by the Participant in the report.

MALAYSIA

TERMS AND CONDITIONS

Data Privacy Notice. The following provision replaces Section 10 of the Agreement:

The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other LTI Grant materials (“Data”) by and among, as applicable, the Employer and the Mondelēz Group for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data is supplied by the Employer and also by the Participant through information collected in connection with the Agreement and the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all LTI Grants or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to UBS Financial Services, Inc. (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be

Peserta dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam Perjanjian ini serta mana-mana bahan-bahan Geran LTI (“Data”) oleh dan di antara, seperti mana yang terpakai, Majikan serta Kumpulan Mondelez untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan. Data telah dibekalkan oleh pihak Majikan dan juga oleh Peserta melalui informasi yang telah dikumpul berkaitan dengan Perjanjian dan Pelan.

Peserta memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam Saham atau jawatan pengarah yang dipegang dalam Syarikat, maklumat berkaitan semua Geran LTI atau apa-apa kelayakan lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta memahami bahawa Data tersebut akan dipindahkan ke UBS Financial Services, Inc. (“UBS”) atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa hadapan, yang membantu Syarikat melaksanakan, mentadbir dan menguruskan Pelan tersebut. Peserta memahami bahawa Data engaged by the Company in the future. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative at Mondelez Sales Sdn Bhd, Level 9, 1 First Avenue, 2A, Dataran Bandar Utama, Bandar Utama Damasara, 47800 Petaling Jaya, Selangor, Malaysia. The Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant LTI Grants or other equity awards or administer or maintain such awards. The Participant also understands that the Company has no obligation to substitute other forms of awards or compensation in lieu of the LTI Grant as a consequence of the Participant’s refusal or withdrawal of his or her consent.

 juga mungkin dipindahkan kepada firma akauntansi awam berdaftar bebas Syarikat, PricewaterhouseCoopers LLP, atau firma akauntansi awam lain yang mungkin digunakan oleh Syarikat pada masa hadapan. Peserta turut memahami bahawa penerima Data mungkin berada di Amerika Syarikat atau negara lain dan negara asal penerima Data (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang data peribadi serta perlindungan yang berbeza daripada negara asal Peserta. Peserta memahami bahawa Peserta boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan Peserta di Mondelez Sales Sdn Bhd, Level 9, 1 First Avenue, 2A, Dataran Bandar Utama, Bandar Utama Damasara, 47800 Petaling Jaya, Selangor, Malaysia.

Pesertadengan ini membenarkan Syarikat, UBS dan mana-mana pihak yang mungkin menerima Data yang mungkin membantu pihak Syarikat (sekarang atau pada masa hadapan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, mempunya, mengguna, menyimpan serta memindah Data tersebut, dalam bentuk elektronik atau lain-lain, bagi tujuan tunggal untuk melaksana, mentadbir dan mengurus penyertaan Peserta dalam Pelan. Peserta memahami bahawa Data hanya akan disimpan untuk tempoh yang diperlukan untuk melaksana, mentadbir, dan mengurus penyertaan Peserta dalam Pelan. Peserta memahami bahawa Peserta boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes tanpa sebarang kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Peserta memahami bahawa Peserta memberikan persetujuan di sini secara sukarela. Jikalau, Peserta tidak bersetuju, atau sekiranaya Peserta kemudiannya membatalkan persetujuannya, status Pesertaan atau perkhidmatan dan kerjaya Peserta dengan Majikan tidak akan terjejas; satu-satunya akibat jika Peserta tidak bersetuju atau menarik balik persetujuan Peserta adalah bahawa Syarikat

Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.	tidak akan dapat memberikan kepada Peserta opsyen atau anugerah-anugerah ekuiti yang lain atau mentadbir atau mengekalkan anugerah tersebut. Peserta turut memahami bahawa pihak Syarikat tidak mempunyai sebarang kewajiban untuk menggantikan bentuk anugerah yang lain atau memberikan sebarang bentuk kompensasi sebagai pengganti opsyen disebabkan keengganan atau penarikan balik persetujuan Peserta. Oleh kerana itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan Peserta boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan Peserta untuk memberikan keizinan atau penarikan balik keizinan, Peserta memahami bahawa Peserta boleh menghubungi wakil sumber manusia tempatannya.

NOTIFICATIONS

Director Notification Obligation. If the Participant is a director of the Company’s Malaysian subsidiary or affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when the Participant receives or disposes of an interest (e.g., LTI Grants or shares of Common Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

TERMS AND CONDITIONS

Labor Law Policy and Acknowledgment. In participating in the Plan and receiving this LTI Grant, the Participant expressly recognizes that Mondelēz International, Inc., with registered offices at Three Parkway North, Deerfield, Illinois 60015, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and Mondelēz International, Inc. since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Mondelez Mexico S. de R.L. de C.V., located at H. Congreso de la Union 5840, Colonia Tres Estrellas, Mexico City, CP 07820 Mexico. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, Mondelez Mexico S. de R.L. de C.V., and do not form part of the employment conditions and/or benefits provided by Mondelez Mexico S. de R.L. de C.V., and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Mondelēz International, Inc.; therefore, Mondelēz International, Inc. reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Mondelēz International, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to Mondelēz International, Inc., its affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

MÉXICO

TÉRMINOS Y CONDICIONES

Política Laboral y Reconocimiento/Aceptación. Al participar en el Plan LTI y recibir el Premio LTIP, el Participante expresamente reconoce que Mondelēz International, Inc., con domicilio registrado ubicado en Three Parkway North, Deerfield, Illinois 60015, U.S.A., es la única responsable por la administración del Plan LTI y que la participación del Participante en el Plan LTI y en su caso la adquisición de las Acciones no constituye ni podrá constituir en ningún momento una relación de trabajo entre el Participante y Mondelēz International, Inc., ya que el Participante participa en el Plan LTI en un marco totalmente comercial y su único Patrón lo es Mondelez Mexico S. de R.L. de C.V. con domicilio ubicado en H. Congreso de la Unión 5840, Col. Tres Estrellas, C.P. 07820, Mexico, D.F. Derivado de lo anterior, el Participante expresamente reconoce que el Plan LTI y los beneficios que pudieran derivar de la participación en el mismo no establecen derecho alguno entre el Participante y el Patrón, Mondelez Mexico S. de R.L. de C.V. y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Mondelez Mexico S. de R.L. de C.V. y que cualquier modificación al Plan LTI o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.

De igual manera, el Participante entiende que su participación en el Plan LTI es resultado de una decisión unilateral y discrecional de Mondelēz International, Inc.; por lo tanto, Mondelēz International, Inc. se reserva el absoluto derecho de modificar y/o terminar la participación del Participante en cualquier momento, sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserve derecho o acción alguna que ejercitar en contra de Mondelēz International, Inc. por cualquier compensación o daño en relación con las disposiciones del Plan LTI o de los beneficios derivados del mismo y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Mondelēz International, Inc., sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

POLAND

NOTIFICATIONS

Exchange Control Information. Polish residents holding foreign securities (including shares of Common Stock) abroad must report information to the National Bank of Poland on transactions and balances of the securities deposited in such accounts if the value of such transactions or balances (calculated individually or together with other assets or liabilities held abroad) exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis. Polish residents are also required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). Further, upon the request of a Polish bank, Polish residents are required to inform the bank about all foreign exchange transactions performed through such bank. In addition, Polish residents are required to store documents connected with any foreign exchange transaction for a period of five years from the date the transaction occurred.

RUSSIA

TERMS AND CONDITIONS

U.S. Transaction. The Participant understands that acceptance of the LTI Grant results in a contract between the Participant and the Company completed in the United States and that the Agreement is governed by the laws of the Commonwealth of Virginia, without regard to choice of law principles thereof. Any Common Stock to be issued upon vesting of the LTI Grant shall be delivered to the Participant through a brokerage account in the U.S. The Participant may hold the Common Stock in his or her brokerage account in the U.S.; however, in no event will Common Stock issued to the Participant under the Plan be delivered to the Participant in Russia. The Participant is not permitted to sell the Common Stock directly to other Russian legal entities or individuals.

Settlement of LTI Grant and Sale of Shares. Notwithstanding anything to the contrary in the Agreement, depending on the development of local regulatory requirements, the Participant acknowledges that the LTI Grant may be paid to the Participant in cash rather than shares of Common Stock. If shares of Common Stock are issued upon vesting of the LTI Grant, in the Company’s sole discretion, the shares may be required to be immediately sold. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with any mandatory sale of such shares of Common Stock (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such shares. Upon any such sale of the shares, the proceeds, less any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations.

Securities Law Information. The Participant acknowledges that the Agreement, the LTI Grant, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Data Privacy. The following provision supplements Section 10 of the Agreement:

The Participant understands and agrees that he or she must complete and return a Consent to Processing of Personal Data (the “Consent”) form to the Company. Further, the Participant understands and agrees that if the Participant does not complete and return a Consent form to the Company, the Company will not be able make an LTI Grant to the Participant or other grants or administer or maintain such grants. Finally, the Participant understands that the Company has no obligation to substitute other forms of grants or compensation in lieu of the LTI Grant if the Participant fails to complete and return the Consent. Therefore, the Participant understands that refusing to complete a Consent form or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.

NOTIFICATIONS

Exchange Control Information. Within a reasonably short time after the sale of shares of Common Stock acquired under the Plan, the cash proceeds must be initially credited to the Participant through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in

Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing. The Participant is strongly advised to contact his or her personal advisor before any LTI Grants vest or shares of Common Stock are sold, as significant penalties may apply in the case of non-compliance with exchange control requirements, and because such exchange control requirements may change.

Labor Law Information. If the Participant continues to hold shares of Common Stock acquired at vesting of the LTI Grant after an involuntary termination of employment, the Participant will not be eligible to receive unemployment benefits in Russia.

SINGAPORE

TERMS AND CONDITIONS

Transfer Restrictions. The Participant understands that if he or she acquires shares of Common Stock under the Plan, the shares are subject to a six-month holding period during which time the Participant may not sell any shares of Common Stock acquired under the Plan unless such shares have been previously issued, are listed for quotation or quoted on the Singapore Exchange Securities Trading Limited (“SGX-ST”) and are traded on the SGX-ST.

NOTIFICATIONS

Securities Law Information. The LTI Grant is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to the Participant with a view to the LTI Grant being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the LTI Grant is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock subject to the LTI Grant in Singapore, unless such sale or offer in is made (i) after six months from the Grant date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Requirement. The chief executive officer (“CEO”), directors, associate directors and shadow directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. The CEO, directors, associate directors and shadow directors must notify the Singapore Affiliate in writing of an interest (e.g., LTI Grant, shares of Common Stock, etc.) in the Company or any related companies within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming the CEO or a director, associate director or shadow director.

SLOVAK REPUBLIC

There are no country specific provisions.

SOUTH AFRICA

TERMS AND CONDITIONS

Securities Law Notice. In compliance with South African Securities Law, the documents listed below are available for the Participant’s review on the Company’s public site or intranet site, as applicable, as listed below:

1.	The Company’s most recent Annual Report (Form 10-K): from the investor relations section of the Company’s website at http://www.mondelezinternational.com/investors.

2.	The Company’s most recent Plan prospectus: a copy of which can be found on the Company’s Intranet site located at: https://intranet.mdlz.com/sites/globalhr/comp/Pages/Legal-Documents.aspx.

The Participant acknowledges that he or she may have copies of the above documents sent to him or her, at no charge, on written request being mailed to Office of the Corporate Secretary, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015 U.S.A. The telephone number at the executive offices is +1 847-943-4000.

Withholding Taxes. The following provision supplements Section 8 of the Agreement.

By participating in the Plan and receiving the LTI Grant, the Participant agrees to notify the Employer of the amount of any gain realized upon vesting of the LTI Grant. If the Participant fails to advise the Employer of the gain realized upon vesting of the LTI Grant, he or she may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Obligations. The Participant is solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, the Participant should consult his or her legal advisor prior to the acquisition or sale of the shares of Common Stock under the Plan to ensure compliance with current regulations. As noted, it is the Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

NOTIFICATIONS

Exchange Control Information. Under current South African exchange control policy, the value of all foreign capital investments held by the Participant outside South Africa (including any shares of Common Stock acquired from the LTI Grant and held in a brokerage account outside South Africa) may not exceed the applicable foreign capital investment limit (currently ZAR11,000,000) at any time. This limit does not apply to non-resident employees. It is the Participant’s responsibility to ensure that he or she does not exceed this limit. The Participant should note that this is a cumulative allowance and that his or her ability to remit funds for the purchase of shares of Common Stock will be reduced if the Participant’s foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan. There is no repatriation requirement on the sale proceeds if the ZAR11,000,000 limit is not exceeded.

SPAIN

TERMS AND CONDITIONS

Nature of Grant. The following provision supplements Section 9 of the Agreement:

In accepting the LTI Grant, the Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

The Participant understands and agrees that, as a condition of the grant of the LTI Grant, except as provided for in Section 3 of the Agreement, the termination of the Participant’s employment for any reason (including for the reasons listed below) will automatically result in the loss of the LTI Grant that may have been granted to the Participant and that have not vested on the date of termination.

In particular, the Participant understands and agrees that any unvested LTI Grants as of Participant’s termination date will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to make the LTI Grant under the Plan to individuals who may be Participants of the Mondelēz Group. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Mondelēz Group on an ongoing basis other than to the extent set forth in the Agreement. Consequently, the Participant understands that the LTI Grant is made on the assumption and condition that the LTI Grant and the shares of Common Stock issued shall not become a part of any employment or contract (with the Mondelēz Group, including the Employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the LTI Grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the LTI Grant made to the Participant shall be null and void.

NOTIFICATIONS

Securities Law Information. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The acquisition of shares of Common Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. The Participant must also declare ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January while the shares are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

In addition, the Participant is required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Accounting Reporting Information. If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000, or if ownership of the asset is transferred or relinquished during the year. If the value of such rights and/or assets does not exceed €50,000, a summarized form of declaration may be presented. The reporting must be completed by the March 31 each year. The Participant should consult his or her personal tax advisor for details regarding this requirement.

SWEDEN

There are no country specific provisions.

SWITZERLAND

NOTIFICATIONS

Securities Law Information. The offer of the LTI Grant is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any other materials relating to the LTI Grant constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the LTI Grant may be publicly distributed nor otherwise made publicly available in Switzerland.

TURKEY

NOTIFICATIONS

Securities Law Information. Under Turkish law, the Participant is not permitted to sell shares of Common Stock acquired under the Plan in Turkey. The shares of Common Stock are currently traded on the NASDAQ Global Select Market, which is located outside Turkey and the shares of Common Stock may be sold through this exchange.

Exchange Control Information. The Participant may be required to engage a Turkish financial intermediary to assist with the sale of shares of Common Stock acquired under the Plan. To the extent a Turkish financial intermediary is required in connection with the sale of any Shares acquired under the Plan, the Participant is solely responsible for engaging such Turkish financial intermediary. The Employee should consult his or her personal legal advisor prior to the vesting of the LTI Grant or any sale of shares of Common Stock to ensure compliance with the current requirements.

UNITED ARAB EMIRATES

NOTIFICATIONS

Securities Law Information. Participation in the Plan is being offered only to selected Participants and is in the nature of providing equity incentives to Participants in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person.

If the Participant does not understand the contents of the Plan and the Agreement, the Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

TERMS AND CONDITIONS

Retirement. The following provision replaces Section 1(j) of the Agreement:

Retirement. “Retirement” means, unless otherwise determined by the Committee in its sole discretion, retirement from active employment under a pension plan of the Mondelēz Group, an employment contract with any member of the Mondelēz Group, or a local labor contract, on or after the date specified as normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service).

Withholding Taxes. The following provision supplements Section 8 of the Agreement:

If payment or withholding of income tax is not made within 90 days of the end of the U.K. tax year (April 6 - April 5) in which the event giving rise to the liability for income tax occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Agreement. Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Participant will not be eligible for such a loan to cover the income tax liability. In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax liability may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that Participant ultimately may be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company or the Employer may recover by any of the means referred to in Section 8 of the Agreement.

In addition, the Participant agrees that the Company and/or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from the relevant tax authorities.

UNITED STATES

NOTIFICATIONS

Exchange Control Information. If the Participant holds assets (e.g., Common Stock) or other financial assets in an account outside the United States and the aggregate amount of said assets is US$10,000 or more, the Participant is required to submit a report of Foreign Bank and Financial Account with the United States Internal Revenue Service by June 30 of the year following the year in which the assets in the Participant’s account meet the US$10,000 threshold.

VENEZUELA

TERMS AND CONDITIONS

Investment Representation. As a condition of the LTI Grant, the Participant acknowledges and agrees that any shares of Common Stock the Participant may acquire upon the settlement of the LTI Grant are acquired as and intended to be an investment rather than for the resale of the shares of Common Stock and conversion of shares into foreign currency.

Exchange Control Information. Exchange control restrictions may limit the ability to vest in the LTI Grant or remit funds into Venezuela following the receipt of the cash proceeds from the sale of shares of Common Stock acquired upon settlement of the LTI Grant under the Plan. The Company reserves the right to further restrict the settlement of the LTI Grant, or to amend or cancel the LTI Grant at any time, in order to comply with the applicable exchange control laws in Venezuela. The Participant is responsible for complying with exchange control laws in Venezuela and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor before accepting the LTI Grant to ensure compliance with current regulations.

NOTIFICATIONS

Securities Law Information. The LTI Grant granted under the Plan and the shares of Common Stock issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.

VIETNAM

TERMS AND CONDITIONS

LTI Grant Payable Only in Cash. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement (including paragraph 4 of the Agreement), the LTI Grant does not provide any right for the Participant to receive shares of Common Stock. The LTI Grant made to the Participant in Vietnam shall be paid in cash in an amount equal to the cash equivalent value of the LTI Payout.